EXHIBIT 99.1

At NationsHealth:

Timothy Fairbanks, CFO 954-903-5018

NATIONSHEALTH TO BE QUOTED ON THE OTCBB

Sunrise, FL – April 30, 2008 – NationsHealth, Inc. (Nasdaq: NHRX) (the “Company”) announced today it notified the Nasdaq Listing Qualifications Panel that it has withdrawn its appeal of the Nasdaq Listing Qualifications Department’s notification that the Company had not gained compliance with the requirements of Nasdaq Marketplace Rule 4310(c)(4). Therefore, beginning with the opening of trading of the Nasdaq Capital Market on Thursday, May 1, 2008, the Company will be delisted from the Nasdaq Capital Market. The Company believes that its common stock will be eligible for quotation on the OTC Bulletin Board (OTCBB) on May 1, 2008 under the trading symbol NHRX or NHRX.OB.

The Company has been advised that the Financial Industry Regulatory Authority (FINRA) has approved a market maker’s application to make a market in NationsHealth’s common stock and to enable the Company’s common stock to begin being quoted on the OTCBB. Information on the OTCBB can be found online at www.OTCBB.com. As required for quotation on the OTCBB, the Company intends to remain current in its required filings with the Securities and Exchange Commission. The Company believes being quoted on the OTCBB will not have a material adverse impact on its ongoing business operations.

About NationsHealth, Inc.

NationsHealth seeks to improve the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth provides home delivery of diabetes supplies and insulin pumps, medications and other medical products to patients across the nation. In addition to its medical products business, NationsHealth also provides education, marketing, enrollment and patient service to insurers offering Medicare Part D prescription drug plans and other Medicare insurance coverage. NationsHealth has an agreement with CIGNA to service its Medicare Part D prescription drug plans nationally. For more information, please visit http://www.nationshealth.com.

This press release contains forward-looking statements about NationsHealth, including statements regarding management initiatives and new product and market opportunities, none of which should be construed in any manner as a guarantee that such results will in fact occur. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Forward-looking statements are statements that are not historical facts, and in some cases may be identified by the words “anticipate,” “project,” “expect,” “plan,” “intend,” “may,” “should,” “will,” and similar words or phrases. Such forward-looking statements, based upon the current beliefs and expectations of NationsHealth’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: NationsHealth common stock may not be quoted on the OTCBB when expected; and geopolitical events, regulatory changes and other risks and uncertainties described in NationsHealth’s Annual Report on Form 10-K for the year ended December 31, 2007, and NationsHealth’s other reports it has filed with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. NationsHealth cautions investors not to place undue reliance on the forward-looking statements contained herein. These statements speak only as of the date of this press release and, except as required by applicable law, NationsHealth assumes no obligation to update the information contained herein.

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